Exhibit 99.1

CombiMatrix Reports First Quarter

2015 Financial and Operating Results

Record Prenatal Microarray Volumes and Revenue Growth, Record Cash

Collections and Traction of New Tests Highlight a Strong Quarter of Commercial Execution

—    Company to Host Conference Call and Webcast Today at 1:30 p.m. PDT    —

IRVINE, Calif. — May 7, 2015 — CombiMatrix Corporation (Nasdaq: CBMX), a molecular diagnostics company specializing in DNA-based testing services for pre- and postnatal developmental disorders and pre-implantation genetic screening (PGS) services, today reported financial results for the first quarter ended March 31, 2015. The Company will host a conference call and webcast at 1:30 p.m. PDT, today.

“The first quarter of 2015 was truly a phenomenal quarter for CombiMatrix,” said Mark McDonough, President and Chief Executive Officer of CombiMatrix. “We continued to see record microarray test volumes, revenues and collections. Our Sequenom collaboration continues to gain traction and is driving increased volumes at attractive reimbursement rates.  We had a record quarter in terms of cash collections from tests performed despite a dynamic reimbursement environment for all healthcare laboratories.  We signed several contracts with providers that expand our penetration into our target markets. We put the litigation behind us with the execution of the settlement agreement with the Plaintiff in the case, which enables us to direct all of our resources toward building our business. We stabilized our balance sheet and increased our cash runway with our $4.9 million raise. We worked diligently to operate the business efficiently while we concurrently grow our business and in so doing, managed our expenses and cash burn in a prudent manner. We entered a new market with CombiPGS and are very excited about what we can generate in this market in 2015 and beyond. In short we are executing on our plan and we look forward to continuing to do so in the coming quarters.”

Operational Highlights

•                  Record prenatal microarray volume of 1,206 tests performed in the quarter ended March 31, 2015, a 64 percent increase compared to the first quarter of 2014 (see table below).

•                  Record prenatal microarray revenues of $1.55 million for the quarter ended March 31, 2015, a 38.5 percent increase from $1.12 million during the first quarter of 2014.

•                  The Company’s customer base continued to grow, reaching 228 billable customers during the quarter ended March 31, 2015, a new record for CombiMatrix and a 52 percent increase compared to 150 billable customers during the first quarter of 2014.

•                  Record cash collections of $2.1 million for the quarter ended March 31, 2015, compared to $1.5 million in the first quarter of 2014.

•                  Raised $4.9 million in new capital from existing accredited institutional investors through a registered direct offering of common stock, Series E convertible preferred stock and common stock warrants.

Additional test volume and revenue data are as follows:

	Volumes				Revenues (in 000’s)
	Q1 ‘15	Q1 ‘14	# Δ	% Δ	Q1 ‘15	Q1 ‘14	$ Δ	% Δ
Prenatal	324	216	108	50.0%	$422	$284	$138	48.6%
Miscarriage analysis	882	521	361	69.3%	1,132	838	294	35.1%
Subtotal - prenatal arrays	1,206	737	469	63.6%	1,554	1,122	432	38.5%
Pediatric	467	516	(49)	-9.5%	497	498	(1)	-0.2%
Oncology	—	116	(116)	-100.0%	—	94	(94)	-100.0%
Subtotal - all arrays	1,673	1,369	304	22.2%	2,051	1,714	337	19.7%
Non-array tests	672	304	368	121.1%	236	76	160	210.5%
Total - all tests	2,345	1,673	672	40.2%	2,287	1,790	497	27.8%
Royalties					42	32	10	31.3%
Total revenues					$2,329	$1,822	$507	27.8%
%age of arrays of total	71%	82%		-12.8%	90%	96%		-6.3%

Financial Results

Quarter ended March 31, 2015 compared to Quarter ended March 31, 2014

For the quarter ended March 31, 2015, CombiMatrix reported total revenues of $2.3 million, a 28 percent increase over total revenues of $1.8 million for the first quarter of 2014.  The increase in revenues was driven primarily by increased volumes of both microarray and non-microarray diagnostic tests, partially offset by a reduction in oncology volumes and revenues as the Company exited that business during 2014. Excluding oncology, total revenues grew by 35 percent. Volume and revenue growth in the non-array business was driven primarily by volumes growth from the Sequenom collaboration, as well as from improved reimbursement from third-party payers for those tests.

Total operating expenses were $4.1 million for the quarter ended March 31, 2015, compared to $3.8 million in the comparable quarter of 2014. The increase was driven primarily by continued investment in revenue generating departments such as sales, marketing, billing and genetic counseling as well as from increased cost of services performed due to volume growth.  General and administrative expenses decreased primarily due to reduced litigation costs and expenses from the conclusion of the Strathmann litigation in early 2015.

Net loss was $1.8 million for the quarter ended March 31, 2015, compared to a net loss of $2.0 million in the comparable quarter of 2014. The reduction in net loss in the first quarter of 2015 was driven primarily by increased revenues and lower litigation expenses, partially offset by continued investment in revenue-generating departments and increased cost of services as noted above.

The Company reported a net loss attributable to common stockholders of $2.7 million, or $0.23 per basic and diluted share for the quarter ended March 31, 2015, compared to $2.0 million, or $0.18 per basic and diluted share, for the same period in 2014.  The net loss attributable to common stockholders in the first quarter of 2015 includes a non-cash expense of $890,000, or $0.08 per basic and diluted share, related to deemed dividends from the issuance of Series E convertible preferred stock to investors as part of our $4.9 million registered direct offering that closed on February 18, 2015.

Cash, cash equivalents and short-term investments totaled $8.7 million as of March 31, 2015, compared to $5.2 million as of December 31, 2014.  The increase in cash, cash equivalents and short-term investments was driven by the $4.9 million registered direct offering previously discussed, which after offering-related costs and expenses was $4.76 million.  For the quarter ended March 31, 2015, net cash used in operating activities was $1.2 million, compared to $1.6 million in the comparable 2014 period.  The decrease in net cash used in operating activities was due primarily to record cash reimbursement realized during the quarter, coupled with reduced legal expenses and favorable timing of vendor payments for inventory supplies and related costs. The Company’s cash and cash equivalents are expected to be sufficient to fund current operations through the middle of 2016.  This projection does not include any proceeds from possible future partnerships or additional financing activities, should they occur.

Recent Business Highlights

•                  The Superior Court of California (the “Court”) issued a final statement of decision in favor of CombiMatrix in the matter of the People of the State of California and Relator Michael Strathmann (“Plaintiff”) vs. Acacia Research Corporation, CombiMatrix Corporation and Amit Kumar (“Defendants”). The Court ruled in favor of the Defendants and against all claims of the Plaintiff. Specifically, the Court determined that Defendants had no fraudulent intent when they pursued insurance benefits under their D&O Policy over a decade ago.  Recently, the Defendants and Plaintiff entered into a settlement agreement whereby Plaintiff agreed to waive its right to appeal the Court’s findings or to seek to have the findings overturned and re-litigated.  In return, Defendants agreed to waive their rights for recovery of court-related costs and expenses along with their rights to pursue reimbursement for legal costs incurred in defense of the lawsuit.  As a result, the Company does not expect to incur additional legal defense costs related to this case in the future.

•                  Karen Warner, RN, joined CombiMatrix as Vice President of Payer Relations. Ms. Warner will be responsible for managed care, payer access and reimbursement.

•                  ReproSource, Inc., a nationally-recognized laboratory dedicated to fertility specialists and the patients they serve, is now offering CombiMatrix’s chromosomal microarray analysis testing for miscarriage analysis.

•                  CombiMatrix entered into a contractual agreement with Fortified Provider Network (“FPN”) for coverage of CombiMatrix’s suite of diagnostic laboratory services.  FPN has over 200 payer clients nationwide and contracts with physicians, hospitals, ancillary facilities, mid-level providers and other specialty healthcare providers.

•                  CombiMatrix entered into a contractual agreement with InterWest Health for coverage of CombiMatrix’s suite of diagnostic laboratory services. InterWest is the largest and most comprehensive network available in the northwest region of the United States, consisting of over 25,000 hospitals, physicians and other providers. InterWest contracts with providers in Montana, Idaho, Washington, North Dakota, South Dakota and Wyoming.

•                  An article and letter to the editor published online in The New England Journal of Medicine support the need for follow-up confirmatory diagnostic testing following a positive noninvasive prenatal screening test (NIPT) result.

•                  CombiMatrix announced the launch of its Buccal Swab DNA Collection as an alternative to blood draws for its patients in the postnatal genetic testing market.

Conference Call and Webcast

CombiMatrix will host a conference call at 1:30 p.m. PDT (4:30 p.m. EDT) today to discuss the first quarter 2015 financial and operating results. To access the presentation by phone, dial 1-877-407-0784 for domestic callers and 1-201-689-8560 for direct dial or international callers. Please ask for the “CombiMatrix Corporation 2015 First Quarter Financial Results Conference Call.” The conference call will be webcast live under the investor relations section of CombiMatrix’s website at www.combimatrix.com. A replay of the presentation will be available following the presentation for 30 days, either via the CombiMatrix website Investor/Events section or by dialing 1-877-870-5176 for domestic callers or 1-858-384-5517 for direct-dial international callers. When prompted, enter playback pin number 13607508.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations, speak only as of the date hereof and are subject to change. All statements, other than statements of historical fact included in this press release, are forward-looking statements. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future business, operational and strategic plans, recruiting efforts and test menu expansion. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include, but are not limited to: our ability to successfully expand the base of our customers and strategic partners, add to the menu of our diagnostic tests, develop and introduce new tests and related reports, expand and improve our current suite of services, optimize the reimbursements received for our microarray testing services, and increase operating margins by improving overall productivity and expanding sales volumes; our ability to successfully accelerate sales, steadily increase the size of our customer rosters in both prenatal and developmental genetic testing markets; our ability to attract and retain a qualified sales force in wider geographies; our ability to ramp production from our sales force and our strategic partners; rapid technological change in our markets; changes in demand for our future services; legislative, regulatory and competitive developments; the outcome of pending litigation; general economic conditions; and various other factors. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact:	Media Contact:
Mark McDonough	David Schull or Lena Evans
President & CEO, CombiMatrix Corporation	Russo Partners LLC
(949) 753-0624	(212) 845-4271
david.schull@russopartnersllc.com
Investor Contact:	lena.evans@russopartnersllc.com
mailto:Robert Flamm, Ph.D.
Russo Partners, LLC
(212) 845-4226
robert.flamm@russopartnersllc.com

TABLES FOLLOW

COMBIMATRIX CORPORATION

CONSOLIDATED SUMMARY FINANCIAL INFORMATION

(In thousands, unaudited)

	Three Months Ended
	March 31,
	2015	2014
Revenues:
Diagnostic services	$2,287	$1,790
Royalties	42	32
Total revenues	2,329	1,822

Operating expenses:
Cost of services	1,230	998
Research and development	157	134
Sales and marketing	1,190	886
General and administrative	1,475	1,757
Patent amortization and royalties	25	32
Total operating expenses	4,077	3,807
Operating loss	(1,748)	(1,985)

Other income (expense):
Interest income	3	5
Interest expense	(20)	(16)
Total other income (expense)	(17)	(11)
Net loss	$(1,765)	$(1,996)
Deemed dividends from issuing Series E convertible preferred stock	$(890)	$—
Net loss attributable to common stockholders	$(2,655)	$(1,996)

Basic and diluted net loss per share	$(0.15)	$(0.18)
Deemed dividends from issuing Series E convertible preferred stock	(0.08)	—
Basic and diluted net loss per share attributable to common stockholders	$(0.23)	$(0.18)

Basic and diluted weighted average common shares outstanding	11,796,477	10,926,701

CONSOLIDATED BALANCE SHEET INFORMATION:

	March 31,	December 31,
	2015	2014
Total cash, cash equivalents and short-term investments	$8,730	$5,240
Total assets	$12,524	$8,632
Total liabilities	$2,232	$1,512
Total stockholders’ equity	$10,292	$7,120

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